SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            WTAA INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                 Florida                              65-0260846
             (State of incorporation               (I.R.S. employer
             or organization)                     identification no.)

        1027 South Rainbow Boulevard, Unit 391, Las Vegas, Nevada, 89145
                    (Address of principal executive offices)

                WTAA INTERNATIONAL, INC., STOCK OPTION PLAN 2001
                            (Full Title of the Plan)

                                  Larry Shaben
                            WTAA International, Inc.
                              1027 S. Rainbow Blvd.
                                    Unit 391
                            Las, Vegas, Nevada 89145
            (Name, address and telephone number of agent for service)

                                CALCULATION OF REGISTRATION FEE

                             Amount          Proposed Maximum       Aggregate
Title of Securities to be    to be           Offering Price Per     Dollar Amount
     Registered              Registered(1)   Share(2)
-----------------------------------------------------------------------------------
Common Shares, no par value      1,520,000  $               0.35  $         532,000
Common Shares, no par value        113,333  $               3.00  $         339,999
Common Shares, no par value         65,333  $               7.50  $      489,997.50
Common Shares no par value       1,015,360

(1)  represents  the  issuer's Common Shares that may become issuable upon exercise of options outstanding  or  hereafter granted under the WTAA International, Inc., 2001 Stock Option Plan,
(the "Stock Option Plan"), including Shares that may become issuable in place of terminated or expired options.  As of August 31, 2001, there are 1,698,666 of such Shares subject to options outstanding  and  1.015,360  reserved  for  further  option  grants.


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
(2)  Pursuant  to  Section  457  (c)  of  the Securities Act of 1933, the registration fee was calculated  based on the weighted average bid and ask price as at August 31, 2001 with respect to 1,698,666  of the 2714,026 Shares subject to such options.  Pursuant to section 457(c)  the
Securities  Act  of 1933, the registration fee with respect to the 1,015,360 Shares in respect of which options have not yet been granted has been calculated on the basis of the average low and  high  bid  and  ask  price  on  the  OTCBB  on  August  31,  2001.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.  INCORPORATION  OF  CERTAIN  DOCUMENTS  BY  REFERENCE.
---------------------------------------------------------------

The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statements:

     (a)  The  Company's  Form  8-K12(g)  3  filed  May  12,  2000;
     (b) The Company's Annual Report on Form 10-K for the year ended December 31, 2000
     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;
     (d) The Company's Quarterly Report on Form 10Q for the quarter ended June 30, 2001;
     (e) All other reports filed pursuant to Section 13(a) and 15(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by Registrant's documents referred to in paragraph (a) above; and,
     (f) The description of the Company's Common Shares contained in the Company's Registration Statement Form 8-K filed with the Commission on May 12, 2000 under Section of the Exchange Act including any amendment or report filed for the purpose of updating such description.

     All reports or other documents subsequently filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(D) of the Exchange Act prior to the filing of a post effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such reports and documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES
-------------------------------------

Common  Stock

     The Company's Article of Incorporation provide that the Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.001 per share. As of August 31, 2001, 13,170,134 shares were issued and outstanding.

Each holder or record of the Company's common stock is entitled to one vote per share in the election of the Company's directors and all other matters submitted to the Company's stockholders for a vote. Holders of the Company's common stock are also entitled to share pro rata in all dividends when, as, and if declared


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
by the Board of Directors from funds legally available therefore, and to share pro rata in all assets available for distribution to the Company's stockholder upon liquidation or dissolutions, subject in both cases to any preference that may be applicable to any outstanding preferred stock. There are no preemptive rights to subscribe to any of the Company's securities, and no conversion rights or sinking fund provisions applicable to the common stock.

Neither the Company's articles of incorporation nor its bylaws provide for cumulative voting. Accordingly, persons who own or control a majority of the shares outstanding may elect all of the Company's directors, and persons owning less than a majority could be foreclosed from electing any.

Preferred  Stock  -  Class  "A"

     The Company's Articles of Incorporation provide that the Company is authorized to issue 500,000 shares of preferred stock with a par value of $0.01 per share. As of March 15, 2001, 0 shares were issued and outstanding.

The preferred shares are convertible at the option of the holder at any time up until 5:00 pm Pacific Standard Time on January 31, 2004 into common shares of the Company at a conversion price of 10:1 per common share. The preferred shares are not entitled to receive a fixed dividend or attend, receive notice, or vote at any meeting of shareholder of the Company. The preferred shares are not redeemable by the Company. In the event of liquidation, dissolution or winding-up of the Company, the holder of the preferred shares shall have preference over the holder of common shares. Subject to such legal limitations, the holders of the preferred shares shall be entitled to receive an amount equal to $1.00 per share. After payment of such amount, the holders of the preferred shares will not be entitled to any further amounts. If the property of the Company is insufficient to pay in full the amount duo on all the preferred shares, then the preferred shareholders will be entitled to share pro rata in all assets available for distribution to the Company's stockholders upon liquidation or dissolution.

There are no preemptive rights to subscribe to any of the Company's securities and no sinking fund provisions applicable to the common stock.


ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.
------------------------------------------------------

Not  Applicable.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS
-------------------------------------------------------

Article 10 of the Corporation provides that:

"To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders.


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
In addition, the Corporation shall have the power, in its By-Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this Corporation, and in conjunction therewith, to procure, at this Corporation's expense, policies of insurance."

The Registrant does not maintain a director and officer liability policy.

ITEM  7.  EXEMPTIONS  FROM  REGISTRATION  CLAIMED.
--------------------------------------------------

Not  Applicable

ITEM  8.  EXHIBITS
------------------

*4.01 Certificate and Articles of Incorporation of the company (incorporated by reference to the Company's Registration Statement on Form8-K 12(g) 3 )

*4.02  Article X of the Company

4.03 Specimen of Common Share Certificate (incorporated by reference to the Company's Registration Statement on the Form 8-K 12(g) 3)

4.04   WTAA  International,  Inc.,  2001  Stock  Option  Plan.

4.06 Opinion of Stepp Law Group, as to the legality of the Shares being registered and to be issued to the Company.

4.07   Consent  of  Grant  Thornton  LLP

4.08   Power of Attorney (included on signature page to Registration Statement)

* Previously filed as an exhibit to the Company's current report on Form 8-K12G3, dated May 19, 2000 and incorporated by reference.


ITEM  9.  UNDERTAKINGS.
-----------------------

     (a)  The  Company  hereby  undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the


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
          estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, provided, however, that paragraphs (a) (1)(i) and 1(ii) do not apply if this Registration Statement is on From S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold a the termination of the offering.

     (b) the Company undertakes that, for the purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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
                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf of the undersigned, thereunto duly
authorized  in  the  City  of  Las  Vegas  on  this   day  of  September,  2001.


                            WTAA INTERNATIONAL, INC.


                         By:  /s/  Colin Vance Campbell

                              Colin Vance Campbell
                                   (President)


                                POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Colin Vance Campbell , his attorney-in-fact, each with full power of substitution, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such attorney-in-fact deems appropriate, and to execute in the name and on behalf of each such person, individually and in each capacity stated below, any such amendments to this Statement. Each person whose signature appears below hereby ratifies and confirms all that each of the said attorneys-in-fact, or such person's substitute or substitutes, may do or cause to be done by virtue hereof.

Signature                                  Title


/s/  Larry  Shaben                         Chairman,  Officer  and  Director
Larry  Shaben


/s/  Dr. C. J. Weinstein                   Director
Dr.  C.J.  Weinstein

/s/  Colin Vance Campbell                  President, Officer and Director
Colin  Vance  Campbell


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
                                  EXHIBIT INDEX


Exhibit No.                         Description
----------                          -----------

*4.01           Certificate and Articles of Incorporation of the Company
*4.02           Article X of  the  Company
4.03            Specimen  of Common Share  Certificate
4.04            WTAA  International, Inc., Stock Option Plan
4.05            Opinion of as to the legality of the Shares being registered and to be issued by the Company
4.06            Consent  of  Grant  Thornton
4.07            The consent of Stepp Law Group is contained in its opinion filed as Exhibit 4.05 to this Registration Statement
4.08            Power of Attorney (included on signature  page  to  Registration
                Statement).

* Previously filed as an exhibit to the Company's current report on Form 8-K12G3, dated May 19, 2000 and incorporated by reference.


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